Exhibit 99.1
KIMBALL INTERNATIONAL, INC. ANNOUNCES SECOND QUARTER FISCAL YEAR 2015 RESULTS
Sales Rise 9%; Orders Up 21%; Progress Continues on Improving Operating Margin
JASPER, IN (February 3, 2015) - Kimball International, Inc. (NASDAQ: KBAL) today announced second quarter fiscal year 2015 net sales of $151.4 million and approximate break-even income from continuing operations and earnings per share, inclusive of restructuring and spin-off costs.  Excluding previously announced after-tax restructuring charges of $2.0 million ($0.05 per share) and incremental after-tax costs related to the spin-off of the Company's Electronic Manufacturing Services segment of $1.8 million ($0.05 per share), the adjusted income from continuing operations for the second quarter of fiscal year 2015 was $3.8 million, or $0.10 per share.
On October 31, 2014, Kimball International spun off its Electronic Manufacturing Services segment. The following discussion excludes the results of the Electronic Manufacturing Services segment for all periods presented, except where indicated. All earnings per share figures represent Class B diluted earnings per share from continuing operations.
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	December 31, 2014	December 31, 2013	Percent Change
Net Sales	$151,418	$139,049	9%
Gross Profit	$46,596	$45,806	2%
Gross Profit %	30.8%	32.9%
Selling and Administrative Expenses	$43,422	$42,776	2%
Selling and Administrative Expenses %	28.7%	30.7%
Restructuring Expense	$3,335	$0
Operating Income (Loss)	$(161)	$3,030	(105%)
Operating Income (Loss) %	(0.1%)	2.2%
Adjusted Operating Income *	$4,909	$3,030	62%
Adjusted Operating Income % *	3.2%	2.2%
Income (Loss) from Continuing Operations	$(1)	$2,088	(100%)
Adjusted Income from Continuing Operations*	$3,847	$2,088	84%
Diluted Earnings Per Share from Continuing Operations	$0.00	$0.06	(100%)
Adjusted Diluted Earnings Per Share from Continuing Operations *	$0.10	$0.06	67%
* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

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Net sales in the second quarter of fiscal year 2015 increased 9% from the prior year second quarter on increases in the hospitality, government, and other commercial vertical markets which were partially offset by declines in the finance, healthcare, and education vertical markets. In particular, net sales for the hospitality vertical increased 23% over the prior year on strength in sales of non-custom hospitality furniture. The government vertical market is also showing strong momentum with a 22% quarterly sales increase over the prior year, as government sales steadily recover from recession levels.

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Orders received during the fiscal year 2015 second quarter increased 21% over the prior year second quarter. Increased orders in the hospitality, government, and other commercial vertical markets were partially offset by lower orders in the finance, healthcare, and education vertical markets. The hospitality vertical, showing a 110% increase in orders over the second quarter last year, received a large $13.8 million custom furniture order which is expected to ship in the third and fourth quarters of fiscal year 2015. Without the impact of this large hospitality order, fiscal year 2015 second quarter orders received increased 11% over the prior year second quarter.

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Second quarter gross profit as a percent of net sales decreased 2.1 percentage points from the prior year second quarter. The current quarter was unfavorably impacted by higher discounting and an unfavorable shift in sales mix to lower margin product. Benefits realized from price increases favorably impacted gross profit.

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Selling and administrative expenses in the second quarter of fiscal year 2015 increased 2% in absolute dollars compared to the prior year, but declined as a percentage of sales by 2.0 percentage points on leverage from higher sales volumes. Absolute costs increased primarily due to $1.7 million of incremental pre-tax costs related to the spin-off of Kimball Electronics, and higher employee benefit costs and increased sales and marketing activities. Partially offsetting the increases were lower incentive compensation costs due to the retirement of key executives as of the spin-off date and changes in the structure of incentive compensation plans post-spin. Also partially offsetting the increase, the Company recognized $0.4 million of expense in the second quarter of fiscal year 2015 related to the normal revaluation to fair value of its Supplemental Employee Retirement Plan (“SERP”) liability which was lower than the $1.0 million expense recognized in the second quarter of the prior fiscal year. The revaluation of the SERP liability is offset by a corresponding revaluation of the SERP investment which was recorded in Other Income/Expense, and thus there was no effect on Income from Continuing Operations.

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Pre-tax restructuring costs in the second quarter of fiscal year 2015 totaled $3.3 million and were related to the Company's previously announced restructuring plan to consolidate its metal fabrication production from an operation located in Post Falls, Idaho, into existing production facilities in Indiana, and to sell a Company plane that was used primarily for management travel. The Company's remaining jet is primarily focused on customer tours of facilities and showrooms.

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Other Income/Expense was income of $0.2 million for the second quarter of fiscal year 2015 compared to income of $0.8 million for the second quarter of the prior year. The variance was primarily related to the revaluation to fair value of the Company's Supplemental Employee Retirement Plan, which as discussed above is offset in selling and administrative expenses.

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The Company's effective tax rate for the second quarter of fiscal year 2015 of 101.5% was higher than the prior year second quarter effective tax rate of 45.8%. The higher rate was primarily driven by a lower combined state tax rate post spin-off, requiring a $0.4 million unfavorable adjustment to deferred taxes in the current quarter. This impact had a large effect on the effective tax rate due to the relatively low level of pre-tax income in the second quarter of fiscal year 2015.

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Operating cash flow for the second quarter of fiscal year 2015 was a cash inflow of $8.5 million compared to a cash inflow of $29.0 million in the second quarter of the prior year, with the variance driven by changes in working capital. These figures include Kimball Electronics' operating cash flows up through the October 31, 2014 spin-off date, as cash management was centralized prior to the spin-off.

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The Company's cash and cash equivalents declined to $49.0 million at December 31, 2014, compared to June 30, 2014 cash and cash equivalents of $136.6 million (inclusive of Kimball Electronics). The decline was primarily due to the transfer of $63.0 million of cash to the Kimball Electronics subsidiary as of the October 31, 2014 spin-off date, at which time Kimball Electronics began operation as an independent company.

Robert F. Schneider, Chief Executive Officer, stated, “Our second quarter of fiscal year 2015 delivered a solid 9% improvement in sales compared to the prior year second quarter, and we were pleased with the order growth in a number of our key markets. We have significant opportunities to drive profitable growth through increased market penetration and by accelerating the development of innovative products, and we continue to drive post-spin efficiencies across the organization.”

Mr. Schneider continued, “We are committed to continually improving our operations and long-term profitability. Our team is addressing this challenge while meeting customers' needs by executing a capacity utilization restructuring plan. This plan involves the consolidation of metal fabrication production from our Post Falls, Idaho operation into existing production facilities in Indiana, and the reduction of our Company plane fleet from two jets to one. When the Post Falls consolidation is fully implemented in seven to eight quarters, we anticipate pre-tax savings of approximately $5 million per year thereafter. As a result of the aircraft fleet reduction, we anticipate annual pre-tax savings of $0.8 million, with those savings starting in the third quarter of fiscal year 2015. Through this plan and many other actions, our team is eagerly making important decisions that are positioning the Company to reach 8% operating income as a percent of sales.”

Spin-off of Electronic Manufacturing Services Segment
On October 31, 2014 (“Distribution Date”), we completed the spin-off of our EMS segment by distributing the related shares of Kimball Electronics, Inc. (“Kimball Electronics”), on a pro rata basis, to the Company's Share Owners of record as of October 22, 2014 (the Record Date). On the Distribution Date, each of the Company's shareholders received three shares of Kimball Electronics for every four shares of the Company held by such shareholder on the Record Date. After the Distribution Date, the Company does not beneficially own any Kimball Electronics shares and Kimball Electronics is an independent publicly traded company. Kimball International, Inc. trades on the NASDAQ under the ticker symbol “KBAL” and Kimball Electronics, Inc. trades on the NASDAQ under the ticker symbol “KE”. The financial results of Kimball Electronics are presented as a discontinued operation for periods prior to the spin-off.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release include 1) operating income excluding spin-off expenses and restructuring charges, 2) income from continuing operations excluding spin-off expenses and restructuring charges, and 3) diluted earnings per share from continuing operations excluding spin-off expenses and restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without spin-off expenses and costs incurred in executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, our ability to fully realize the expected benefits of the spin-off, the successful completion of the restructuring plan, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2014 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	February 4, 2015
Time:	11:00 AM Eastern Time
Dial-In #:	866-318-8619 (International Calls - 617-399-5138)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call.

About Kimball International, Inc.
Kimball International, Inc. is a leading manufacturer of design driven, technology savvy, high quality furnishings sold under the Company’s family of brands: National Office Furniture, Kimball Office and Kimball Hospitality. Our diverse portfolio provides solutions for the workplace, learning, healing and hospitality environments. Customers can access our products globally through a variety of distribution channels.  Recognized with a reputation for excellence and a recipient of the Forbes 2014 America’s Most Trustworthy Companies designation, Kimball International is committed to a high performance culture that is committed to sound ethics, continuous improvement and social responsibility. To learn more about Kimball International, Inc. (NASDAQ: KBAL) visit www.kimball.com.
"We Build Success"

Financial highlights for the second quarter ended December 31, 2014 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	December 31, 2014		December 31, 2013
Net Sales	$151,418	100.0%	$139,049	100.0%
Cost of Sales	104,822	69.2%	93,243	67.1%
Gross Profit	46,596	30.8%	45,806	32.9%
Selling and Administrative Expenses	43,422	28.7%	42,776	30.7%
Restructuring Expense	3,335	2.2%	0	0.0%
Operating Income (Loss)	(161)	(0.1%)	3,030	2.2%
Other Income, net	227	0.1%	824	0.6%
Income from Continuing Operations Before Taxes on Income	66	0.0%	3,854	2.8%
Provision for Income Taxes	67	0.0%	1,766	1.3%
Income (Loss) from Continuing Operations	(1)	0.0%	2,088	1.5%
Income from Discontinued Operations, Net of Tax	2,678	1.8%	7,134	5.1%
Net Income	$2,677	1.8%	$9,222	6.6%

Earnings Per Share of Common Stock:
Basic from Continuing Operations	$0.00		$0.06
Diluted from Continuing Operations	$0.00		$0.06
Basic	$0.07		$0.24
Diluted	$0.07		$0.24

Average Number of Total Shares Outstanding
Basic	38,862		38,434
Diluted	38,862		38,613

(Unaudited)	Six Months Ended
(Amounts in Thousands, except per share data)	December 31, 2014		December 31, 2013
Net Sales	$295,864	100.0%	$280,851	100.0%
Cost of Sales	202,085	68.3%	192,799	68.6%
Gross Profit	93,779	31.7%	88,052	31.4%
Selling and Administrative Expenses	86,927	29.4%	84,914	30.3%
Restructuring Expense	3,335	1.1%	0	0.0%
Operating Income	3,517	1.2%	3,138	1.1%
Other Income (Expense), net	(71)	0.0%	1,652	0.6%
Income from Continuing Operations Before Taxes on Income	3,446	1.2%	4,790	1.7%
Provision for Income Taxes	1,930	0.7%	1,693	0.6%
Income from Continuing Operations	1,516	0.5%	3,097	1.1%
Income from Discontinued Operations, Net of Tax	9,157	3.1%	15,308	5.5%
Net Income	$10,673	3.6%	$18,405	6.6%

Earnings Per Share of Common Stock:
Basic from Continuing Operations	$0.04		$0.08
Diluted from Continuing Operations	$0.04		$0.08
Basic	$0.28		$0.48
Diluted	$0.28		$0.48

Average Number of Total Shares Outstanding
Basic	38,786		38,372
Diluted	38,892		38,760

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2014	2013
Net Cash Flow provided by Operating Activities	$1,767	$45,060
Net Cash Flow used for Investing Activities	(18,674)	(13,674)
Net Cash Flow used for Financing Activities	(69,478)	(5,666)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,246)	272
Net (Decrease) Increase in Cash and Cash Equivalents	(87,631)	25,992
Cash and Cash Equivalents at Beginning of Period	136,624	103,600
Cash and Cash Equivalents at End of Period	$48,993	$129,592

The above figures include Kimball Electronics cash flows through the October 31, 2014 spin-off date, as cash management was centralized prior to the spin-off.

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2014	June 30, 2014
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$48,993	$136,624
Receivables, net	50,786	175,695
Inventories	33,647	140,475
Prepaid expenses and other current assets	33,822	46,998
Assets held for sale	1,345	0
Property and Equipment, net	89,268	188,833
Goodwill	0	2,564
Other Intangible Assets, net	2,566	4,191
Other Assets	15,110	26,766
Total Assets	$275,537	$722,146

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$27	$25
Accounts payable	60,622	174,436
Dividends payable	1,951	1,883
Accrued expenses	46,385	77,256
Long-term debt, less current maturities	246	268
Other	20,615	26,745
Share Owners' Equity	145,691	441,533
Total Liabilities and Share Owners' Equity	$275,537	$722,146

The June 30, 2014 balance sheet includes Kimball Electronics. The December 31, 2014 balance sheet represents continuing operations only.

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Six Months Ended
(Unaudited)	December 31,		December 31,
(Amounts in Thousands)	2014	2013	2014	2013
Interest Income	$50	$53	$91	$108
Interest Expense	(6)	(6)	(12)	(13)
Foreign Currency/Derivative Loss	(17)	(38)	(42)	(16)
Gain on Supplemental Employee Retirement Plan Investment	352	973	166	1,854
Other Non-Operating Expense	(152)	(158)	(274)	(281)
Other Income (Expense), net	$227	$824	$(71)	$1,652

Net Sales by End Market Vertical
	Three Months Ended			Six Months Ended
	December 31,			December 31,
(Amounts in Millions)	2014	2013	% Change	2014	2013	% Change
Education	$7.8	$8.4	(7%)	$20.6	$23.6	(12%)
Finance	13.6	17.5	(22%)	28.9	31.8	(9%)
Government	27.3	22.4	22%	54.5	47.8	14%
Healthcare	14.8	15.4	(4%)	29.4	31.8	(8%)
Hospitality	35.4	28.8	23%	60.7	57.4	6%
Other Commercial	52.5	46.5	13%	101.8	88.5	15%
Total Net Sales	$151.4	$139.0	9%	$295.9	$280.9	5%

Orders Received by End Market Vertical
	Three Months Ended			Six Months Ended
	December 31,			December 31,
(Amounts in Millions)	2014	2013	% Change	2014	2013	% Change
Education	$8.0	$8.4	(5%)	$18.3	$18.2	0%
Finance	14.6	17.2	(15%)	29.0	32.1	(10%)
Government	23.6	20.3	16%	52.3	47.8	9%
Healthcare	14.8	16.3	(10%)	30.6	29.8	3%
Hospitality	44.0	21.0	110%	82.5	68.0	21%
Other Commercial	54.0	47.8	13%	108.2	94.2	15%
Total Orders Received	$159.0	$131.0	21%	$320.9	$290.1	11%

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income (Loss) excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	December 31,
	2014	2013
Operating Income (Loss), as reported	$(161)	$3,030
Add: Pre-tax Spin-off Expenses	1,735	0
Add: Pre-tax Restructuring Charges	3,335	0
Adjusted Operating Income	$4,909	$3,030

Income (Loss) from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	December 31,
	2014	2013
Income (Loss) from Continuing Operations, as reported	$(1)	$2,088
Add: After-tax Spin-off Expenses	1,809	0
Add: After-tax Restructuring Charges	2,039	0
Adjusted Income from Continuing Operations	$3,847	$2,088

Diluted Earnings Per Share from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	December 31,
	2014	2013
Diluted Earnings Per Share from Continuing Operations, as reported	$0.00	$0.06
Add: Impact of Spin-off Expenses	0.05	0.00
Add: Impact of Restructuring Charges	0.05	0.00
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.10	$0.06